Thomas B. Sabol Named Chief Financial Officer of
Comverse, Inc., a Subsidiary of Comverse Technology, Inc.

NEW YORK, New York, July 2, 2012 – Comverse Technology, Inc. (Nasdaq: CMVT) ("CTI"), today announced that, effective July 24, 2012, Thomas B. Sabol, the former Chief Financial Officer of Hypercom Corporation, will become Chief Financial Officer of CTI’s wholly-owned subsidiary Comverse, Inc. (“CNS”), a global leader in business support solutions (BSS), mobile Internet and value-added services (VAS). Joel Legon, currently serving as CTI’s interim Chief Financial Officer, will continue in such position and in a leadership position within the Global Finance team at CNS.  As previously announced, CTI plans to spin off CNS as an independent public company in a transaction that is expected to become effective in the third quarter of this fiscal year.

“Tom Sabol is an accomplished financial and operational executive with a proven record of success with global technology companies,” said Philippe Tartavull, Comverse, Inc.’s President and Chief Executive Officer.  “We are excited to have Tom join the team, and we are confident that he will have a positive impact on the financial performance and efficiency of our operations.  We are also very appreciative of Joel Legon’s outstanding service in his interim role and look forward to his continuing contribution to CTI and CNS.”

“I am very pleased to join CNS, a company with a long track record of technological and market leadership.  CNS has a well-deserved reputation for innovation and customer service, and its global customer base and strong competitive position will offer excellent opportunities for growth and success in the areas of BSS, mobile Internet and VAS,” said Mr. Sabol.

About Thomas Sabol

Mr. Sabol joins Comverse following two years as Chief Financial Officer of Hypercom, a publicly-traded global leader in high security, end-to-end electronic payment products and services.  Hypercom’s solutions address the electronic transaction needs of financial institutions, processors, retailers, and various payment verticals including mobile payment.  Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits.  Hypercom was acquired by VeriFone Systems, Inc. in 2011.

From 2006 to 2009, Mr. Sabol served as Chief Financial Officer of Suntron Corporation, where he also served as a Director beginning in 2004.  Previously, Mr. Sabol held Chief Financial Officer and Chief Operating Officer positions with Plexus Corp., and served as Chief Financial Officer of Wolverine Tube, Inc.  He also has senior auditor experience with Kemper Corporation and Coopers & Lybrand.  Mr. Sabol is a Certified Public Accountant and holds a BS in Accounting from Marquette University.

Spin-off of CNS

The spin-off of CNS is subject to a number of conditions, including final approval of the transaction by CTI's Board of Directors, filings with, and the completion of a review process by, the Securities and Exchange Commission, the approval of CTI shareholders and final approval of certain material agreements by the boards of each of CTI and CNS.

Upon completion of the proposed spin-off and prior to the effect of any transaction that would eliminate the CTI holding company structure, current CTI shareholders would continue to hold their equity in CTI as well as own 100% of the equity of CNS.

About Comverse Technology, Inc.

CTI, through its wholly-owned subsidiary CNS, is the world's leading provider of software and systems enabling converged billing and active customer management and value-added voice, messaging and mobile Internet services. CNS’ extensive customer base spans more than 125 countries and covers over 450 communication service providers serving more than two billion subscribers. CTI also holds majority ownership positions in Verint (Nasdaq: VRNT) and privately-held Starhome.

Other Important Information

In connection with the previously announced spin-off, a definitive proxy statement for CTI’s shareholders would need to be filed with the SEC and CTI would also mail a final proxy statement to its shareholders.  BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO SUCH SPIN-OFF, CTI’s SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WOULD CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED DISTRIBUTION.  Investors and security holders can obtain, without charge, a copy of the proxy statement relating to the proposed spin-off (if and when available), as well as other relevant documents containing important information about CTI, at the SEC’s website (http://www.sec.gov).  You may also read and copy any reports, statements and other information filed by CTI at the SEC public reference room at 100 F. Street, N.E. Washington D.C 20549.  Please call the SEC at 1−800−SEC−0330 for further information.

CTI and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed spinoff.  Information concerning the interests of CTI’s participants in the solicitation for the proposed spinoff is set forth in CTI’s Annual Reports on Form 10−K, previously filed with the SEC and would be set forth in the definitive proxy statement relating to the spin-off if and when it becomes available.

Forward−Looking Statements

This press release contains a number of forward-looking statements.  Words, and variations of words such as "expect", "intend", "will", "anticipate", "believe", "propose" and similar expressions are intended to identify forward-looking statements.  Examples of forward-looking statements include, but are not limited to, CTI's intent to distribute CNS shares to CTI shareholders, CTI's intent to explore the elimination of its holding company structure, and the timing of the foregoing actions.  The forward-looking statements in this press release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of CTI's control, and could cause results to materially differ from expectations.  Such risks and uncertainties, include, but are not limited to:  failure to satisfy any of the conditions to the proposed distribution, including obtaining the required shareholder vote; adverse effects on the market price of CTI's or Verint's common stock and on CTI's operating results because of a failure to complete the proposed distribution; failure to realize the expected benefits of the proposed distribution; negative effects of announcement or consummation of the proposed distribution or strategic alternatives on the market price of CTI's or Verint's common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect CTI and its assets in connection with CTI's announced intentions; unanticipated expenses such as litigation or legal settlement expenses; tax law changes; the impact of CTI's announced intentions on CTI's employees, customers and suppliers; future opportunities that CTI's board may determine present greater potential to increase shareholder value; and the ability of the companies to operate independently following the distribution.  Actual results could differ materially.  For further information regarding risks and uncertainties associated with CTI's businesses, please also see the risks described in the section entitled "Forward-Looking Statements", Item 1A, "Risk Factors" and elsewhere in CTI's Annual Report on Form 10-K for the fiscal year ended January 31, 2012 filed with the SEC on April 2, 2012 or in subsequently filed periodic, current or other reports.  CTI undertakes no commitment to update or revise forward-looking statements except as required by law.

Contact:
Paul D. Baker, Comverse Technology, Inc., paul.baker@cmvt.com, (212) 739-1060

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